The Reader's Digest Association, Inc.
Media: William Adler, (914) 244-7585  william.adler@rd.com
Investor Relations: Richard Clark, (914) 244-5425  richard.clark@rd.com


                       Reader's Digest Association Elects
                    Eric W. Schrier to its Board of Directors

     PLEASANTVILLE, N.Y., January 20, 2006 - The Reader's Digest Association, Inc. (NYSE: RDA) today elected Eric W. Schrier to the company's Board of Directors. The appointment was made at the Board's regular January meeting.

     Schrier, 53, was named President and Chief Executive Officer of RDA effective January 1, 2006. At the time of his appointment, it was also announced that he would join the Board. He previously was President of RD North America, responsible for Reader's Digest magazine, Reiman Publications, U.S. Books and Home Entertainment, and RD Canada. Under his leadership, RD North America increased its operating profits while launching a number of new business initiatives.

     He joined RDA in January 2000 as Global Editor-in-Chief, with worldwide responsibility for the editorial content and quality of all RDA products. Previously, he was President and CEO of Time Inc. Health, and Editor-in-Chief of Time Inc. Ventures. Early in his career he launched Science 80, the first science magazine for a consumer audience, and later founded Hippocrates, the consumer magazine that ultimately became Health. Schrier graduated from Brown University with a B.A. degree in Human Biology, and he also holds an M.J. degree from U.C. Berkeley.

     Lawrence R. Ricciardi, a Board member and Chairman of the Governance Committee, said of Schrier: "On behalf of the Board, I am delighted to welcome a strong strategic thinker with an impressive track record of building successful publishing enterprises. Eric has made significant contributions to the company in his previous roles, and the Board will benefit from his insight, creativity and business acumen."

     Schrier becomes the eleventh current member of the Board. He joins the class of company directors that will stand for reelection at the November 2006 Annual Meeting of Stockholders.

     The Reader's Digest Association, Inc. is a global publisher and direct marketer of products that inform, entertain and inspire people of all ages and cultures around the world. Revenues for the fiscal year ended June 30, 2005 were $2.4 billion. Corporate headquarters are located at Pleasantville, NY. The RDA Web site is www.rda.com.

     This release may include "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual future results and occurrences to differ materially from the forward-looking statements. The Reader's Digest Association, Inc.'s filings with the Securities and Exchange Commission, including its reports on Forms 10-K, 10-Q and 8-K, contain a discussion of additional factors that could affect future results and occurrences. RDA does not undertake to update any forward-looking statements.